EXHIBIT 5.1


                     [LETTERHEAD OF MESSERLI & KRAMER P.A.]



January 14, 2002

XDOGS, Inc.
126 North Street, Suite 407
Minneapolis, Minnesota  55401

         Re:      XDOGS, Inc. (the "Company")
                  S-8 Registration Statement

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 115,000 shares of Common Stock to be issued to certain individuals under the Company's 2001 Compensation Plan and (ii) 550,000 shares of Common Stock available for issuance under the Company's 2002 Compensation Plan (collectively, the "Shares")

     In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Company's 2001 Compensation Plan and the 2002 Compensation Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of XDOGS, Inc.'s Common Stock.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Messerli & Kramer P.A.
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     Messerli & Kramer P.A.